Morgan Stanley Multi Cap Growth Trust
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Linkedin Corp.
Purchase/Trade Date:	5/18/2011
Size of Offering/shares: 7,840,000 shares
Offering Price of Shares: $45.000
Amount of Shares Purchased by Fund: 12,910 shares
Percentage of Offering Purchased by Fund: 0.165
Percentage of Fund's Total Assets: 0.14
Brokers: Morgan Stanley, BofA Merrill Lynch, JP Morgan,
Allen & Company LLC, UBS Investment Bank
Purchased from:  JP Morgan

Securities Purchased:	Yandex NV
Purchase/Trade Date:	5/24/2011
Size of Offering/shares: 52,174,088 shares
Offering Price of Shares: $25.000
Amount of Shares Purchased by Fund:  33,452
Percentage of Offering Purchased by Fund: 0.064
Percentage of Fund's Total Assets: 0.21
Brokers: Morgan Stanley, Deutsche Bank Securities, Goldman,
Sachs & Co., Piper Jaffray, Pacific Crest Securities
Purchased from:  Deutsche Bank Securities

Securities Purchased:	Groupon Inc.
Purchase/Trade Date:	11/3/2011
Size of Offering/shares: 35,000,000
Offering Price of Shares: $20.00
Amount of Shares Purchased by Fund:  49,673
Percentage of Offering Purchased by Fund: 0.142
Percentage of Fund's Total Assets: 0.27
Brokers: Morgan Stanley, Goldman, Sachs & Co., Credit Suisse
Purchased from:  Goldman Sachs

Securities Purchased:	Linkedin Corp. Class A Common Stock
Purchase/Trade Date:	11/16/2011
Size of Offering/shares: 8,750,000 shares
Offering Price of Shares: $71.000
Amount of Shares Purchased by Fund: 13,763 shares
Percentage of Offering Purchased by Fund: 0.157
Percentage of Fund's Total Assets: 0.29
Brokers: Morgan Stanley, BofA Merrill Lynch, JP Morgan, Allen
& Company LLC, UBS Investment Bank
Purchased from:  JP Morgan